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                                                                EXHIBIT 10.67(b)

                FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

         This Agreement, entered into on this 14th of March, 1999, and made effective as of February 1, 1999, by and between ENRON OIL & GAS COMPANY ("Company" or "Employer") and LOREN M. LEIKER ("Employee") is an amendment to that certain Employment Agreement made effective as of March 1, 1998 (the "Employment Agreement").

         WHEREAS, the parties desire to amend the Employment Agreement as provided herein;

         NOW, THEREFORE, in consideration thereof and of the mutual covenants contained herein, the parties agree as follows:

         1. Article 3, Section 3.5 of the Employment Agreement is hereby deleted in its entirety and the following is substituted therefor:

                  "3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive one hundred twenty-five percent (125%) of the then current Monthly Base Salary as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement. Notwithstanding any other provisions of this Agreement, a termination of the employment relationship by either the Employer or Employee which meets the definition of Involuntary Termination under the Company's Change of Control Severance Plan shall constitute an Involuntary Termination under this Agreement. In the event of such Involuntary Termination which entitles Employee to severance benefits under said Plan, but for the following severance payment by the Company to the Employee, Employee shall receive from the Company a severance benefit under this Agreement equal to the greater of (a) one hundred twenty-five percent (125%) of the then current Monthly Base Salary as if Employee's employment (which shall cease on the date of such Involuntary Termination) had continued for the full Term of this Agreement, or (b) the sum of Employee's then current Monthly Base Salary times 12 times 2.99 plus two times the Employee's annual bonus target award under the Company's annual bonus program for the year in which the Change of Control Date occurs. Employee's severance benefit payable under said Plan, if any, shall be determined according to the provisions thereof. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and


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                  the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer, Enron, or their affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action."

         2. The last paragraph of Article 7, Section 7.1 is hereby deleted in its entirety and the following is substituted therefor:

                  "These non-competition obligations shall extend until the earlier of (a) expiration of the Term or (b) one year after termination of the employment relationship; provided, however, that upon an Involuntary Termination as defined in the Company's Change of Control Severance Plan, which entitles Employee to severance benefits under said Plan, these non-competition obligations shall expire immediately and have no further force and effect. Further, notwithstanding a change of control of the Company, Employee may exercise his right to voluntarily resign under Section 3.2(ii) upon the occurrence of any one of the events described below and these non-competition obligations shall expire immediately and have no further force and effect, and the Employer shall have no further obligations to Employee under this Agreement:

                           1. the Employer ceases to be an affiliate of Enron Corp. as defined at Section 8.1;

                           2 the Employer undergoes a reorganization or change in business circumstances such that Employee's duties and responsibilities are substantially reduced; or

                           3. the Employee is asked to relocate outside the Houston Metropolitan Area."

         3. The following new Article 9 shall be inserted at the end of the Employment Agreement:

                  "ARTICLE 9:  U.S. EXCISE TAX INDEMNIFICATION

                           9.1 Indemnification. In the event it shall be
                  determined that any payment or distribution by the Company to or for the benefit of


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                  Employee (whether paid or payable or distributed or
                  distributable pursuant to the terms of this Agreement, the Company's Change of Control Severance Plan or otherwise, but determined without regard to any additional payments required under this Article 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           9.2 Determination of Amount. Subject to the
                  provisions of Section 9.3, all determinations required to be made under this Article 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm chosen by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee if requested by either the Company or Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9.3 and Employee thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

                           9.3 Contest of Claims. If the Company elects to
                  contest a claim by the Internal Revenue Service that Excise Tax is due from Employee, Employee shall cooperate fully with the Company in order to effectively contest such claim, including, but not limited to providing information reasonably requested by the Company relating to such claim, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and permitting the Company to participate in any proceedings relating to such claim. The Company shall

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                  bear and pay directly all costs and expenses (including
                  additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                           9.4 Advances and Refunds. If the Company directs
                  Employee to pay a claim by the Internal Revenue Service and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section 9.4, Employee becomes entitled to receive, and receives, any refund with respect to such claim, Employee shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to this Section 9.4, a determination is made that Employee is not entitled to any refund with respect to such claim, then such advance shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."

         This Agreement is the First Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement, and any amendments thereto, shall remain in full force and effect and without any change or modification, except as provided herein.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                   ENRON OIL & GAS COMPANY

                                   By:        /s/ PATRICIA EDWARDS
                                      ------------------------------------------
                                   Name: Patricia Edwards
                                   Title: V.P. Human Resources & Administration
                                   This 15th day of March, 1999


                                   LOREN M. LEIKER

                                              /s/ LOREN M. LEIKER
                                   ---------------------------------------------
                                   This 14th day of March, 1999